              SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER


         This Second Amendment to the Agreement and Plan of Merger (the "Agreement"), dated as of June 28, 2000, is by and among TEKINSIGHT.COM, INC., a Delaware corporation ("Tek"), TEKINSIGHT SERVICES INC., a Delaware corporation ("Services") and DATA SYSTEMS NETWORK CORPORATION, a Michigan corporation ("DSNC"). Following further discussions between the parties after execution of the Agreement and Plan of Merger, dated February 18, 2000 (the "Merger Agreement"), as previously amended by agreement dated April 4, 2000 (the "First Amendment"), by and among certain of the parties hereto (which at that time included Astratek, Inc., a New York Corporation, which was replaced as a party by Services in connection with the First Amendment), the parties determined it to be in the best interests of all such parties to make certain changes to the Merger Agreement, as amended, which were agreed to by the parties, and the parties hereby agree as follows:

         Section 1 Section 7.1(b) of the Merger Agreement is hereby replaced in its entirety with the following:

         "(b) by either Tek or DSNC, if the Merger shall not have been consummated by September 15, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, that in any event this Agreement shall be automatically terminated on October 31, 2000 in the event that the Merger shall not have been consummated by such date."

         Section 2 Section 1.1(o) to the Certificate of Designations, Preferences and Relative, Participating, Optional or Other Special Rights of Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof of TekInsight.com, Inc, which is Exhibit A to the Merger Agreement (the "Certificate of Designations"), is hereby replaced in its entirety with the following:

         "(o) 'Merger Agreement' means that certain Agreement and Plan of Merger, dated February 18, 2000, between the Corporation, Astratek, Inc. and Data Systems Network Corporation., as amended on April 4, 2000 and June 28,2000".

         Section 3 Section 1.6(a) of the Merger Agreement is hereby replaced in its entirety with the following:

                  "1.6 Effective Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, DSNC or the holders of any of the following securities:

                           (a) Subject to Sections 1.6(b), and 1.6(c), each
                  share of Common Stock, $.01 par value per share, of DSNC (the "DSNC Common Stock") issued and outstanding three (3) days prior to the Effective Time (the "Outstanding DSNC Common

                  Stock"), will be canceled and extinguished and automatically converted (subject to Sections 1.6(c) and (d)) into the number of shares (the "Exchange Ratio") of Series A Convertible Preferred Stock, $.0001 par value, of Tek (the "Tek Preferred Stock") equal to the result obtained by dividing the Common Converter (as hereinafter defined) by the Divisor (as hereinafter defined). For purposes of this calculation, the Common Converter is obtained by dividing (i) the quotient found by dividing (A) $12,500,000 (the "Purchase Price") by
                  (B) the number of shares of Outstanding DSNC Common Stock, by
                  (ii) the Market Value (as defined in Section 1.6(c)) of each share of Tek Common Stock, $0.0001 par value per share (the "Tek Common Stock) at the Closing. The Divisor shall be determined as follows: (i) in the event that the closing bid price per share of Common Stock as reported on the Nasdaq SmallCap Market for the trading date immediately preceding the Closing Date (the "Market Price") is $3.50 or less, then the Divisor shall be equal to two and one-half (2.5); (ii) in the event that the Market Price is more than $3.50 but equal to or less than $4.50, then the Divisor shall be equal to one and one-half (1.5); and (iii) in the event that the Market Price is more than $4.50, then the Divisor shall be equal to one. For example, if the number of shares of DSNC Outstanding Common Stock were 5,000,000, and the Market Value of each share of Tek Common Stock were $4.00, then, subject to Sections 1.6(b) and (c), the Exchange Ratio would be .4167 ($12,500,000 divided by 5,000,000 is $2.50; $2.50 divided by
                  $4.00 is .625; .625 divided by 1.5 is .4167). In this example, subject to Sections 1.6(b) and (c), each share of DSNC Common Stock would be converted into .4167 shares of Tek Preferred Stock."

         Section 4 Section 6.1, "Conversion", to the Certificate of Designations, Preferences and Relative, Participating, Optional or Other Special Rights of Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof of TekInsight.com, Inc, which is Exhibit B to the Merger Agreement, is hereby replaced in its entirety with the following:

          "Section 6.1 Conversion. A Holder of any share or shares of Series A Preferred Stock shall be entitled, at any time and from time to time after the Current Conversion Date (unless a Liquidation Event has occurred prior to that date) to cause any or all of such shares to be converted into shares of Common Stock. The initial Conversion Rate for each share of Series A Preferred Stock shall be equal to one of the following ratios: (i) in the event that the closing bid price per share of Common Stock as reported on the Nasdaq SmallCap Market for the trading date immediately preceding the Closing Date (the "Market Price") is $3.50 or less , then the initial Conversion Rate for each share of Series A Preferred Stock shall be equal to one share of Series A Preferred Stock for-two and one-half (2.5) shares of Common Stock;
         (ii) in the event that the Market Price is more than $3.50 but equal to or less than $4.50, then the initial Conversion Rate for each share of Series A Preferred Stock shall be equal to one share of Series A Preferred Stock for-one and one-half (1.5) shares of Common Stock; and
         (iii) in the event that the Market Price is more than $4.50, then the initial Conversion Rate for each share of Series A Preferred Stock


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         shall be equal to one share of Series A Preferred Stock for-one share of Common Stock. Such initial Conversion Rate shall be adjusted as hereinafter provided. If a Holder elects to convert Series A Preferred Stock at a time when there are any declared and unpaid dividends or other amounts due on such shares, to the extent permitted by applicable law (which the Corporation shall use its best efforts to comply with in order to permit such payment of declared and unpaid dividends or other amounts), such dividends and other amounts shall be paid in full by the Corporation in connection with such conversion."

         Section 5 Section 6.2(f) of the Merger Agreement is hereby replaced in its entirety with the following:

         "(f) Election of Officers and Directors. On the Closing Date, Steven Ross will be the Chief Executive Officer of Tek. Three (3) persons designated by DSNC, who shall be reasonably acceptable to Tek, shall be appointed to the Tek Board of Directors, to take office following the Closing (the "DSNC Designees"). The DSNC Designees are Michael Grieves, Steven Ross (who was appointed to the Tek Board of Directors at a meeting of the Tek Board of Directors held on June 28, 2000) and Walter
         J. Aspatore."

         Section 6

         6.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterparts.

         6.2 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that except as specifically modified by this Agreement, the terms and conditions of the Merger Agreement remain in full force and effect in accordance with their terms.

6.3 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.


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


         6.4 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

         6.6 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         6.7 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         6.8 Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.




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


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                                TEKINSIGHT.COM, INC.


                                By: /s/ Alexander Kalpaxis
                                   --------------------------------------------
                                   Alexander Kalpaxis, Chairman and
                                   Chief Technology Officer



                                DATA SYSTEMS NETWORK CORPORATION


                                By: /s/ Michael Grieves
                                   --------------------------------------------
                                   Michael Grieves, President


                                TEKINSIGHT SERVICES, INC.


                                By: /s/ Alexander Kalpaxis
                                   --------------------------------------------
                                   Alexander Kalpaxis, Executive Vice President







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